A rare perfect track record for this artist

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Anthony DeSimone, Masterworks <adesimone@investors.masterworks.com>
to me

Dear Sam,

Did you see our latest offering is from an artist with a rare appreciation track record?

Every single time Boetti's tapestries have returned to auction, they've gone up in value. 33 repeat auction sales, across three decades ('99-'24).

100% track record by this metric. For context, here are the repeat sale track records of some of our most popular artists:


Boetti's 100% Frequency of Appreciation
BOETTI (33 SALES, '99-'24)
100%
BANKSY (26 SALES, '07-'23)
96%
BASQUIAT (100 SALES, '96-'24)
96%
BROWN (33 SALES, '00-'24)
94%
MONET (81 SALES, '96-'24)
94%
KUSAMA (173 SALES, '98-'24)
94%

It's one factor to consider, but we have a lot of confidence in the long-term appreciation horizon for our Boetti tapestries due to this frequency of appreciation.

Invest in our Boetti offering here, or view the offering circular below.

Thanks,

Anthony DeSimone

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Investor Relations
M A S T E R W O R K S

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281